Exhibit 8.1

[Date] [March/April] 2014

Our Ref: JB/L05835

Gates Global Inc.

Ritter House, 5th Floor

P.O. Box 3200

Road Town

Tortola VG1110

British Virgin Islands

Dear Sirs

Gates Global Inc.

We have acted as British Virgin Islands legal advisers to Gates Global Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the offering and issue by the Company of Ordinary Shares of par value US $0.01 each (the “Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 (and the assumptions, qualifications and limitations set out in the Registration Statement), which we have not independently verified.

We are British Virgin Islands Lawyers and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the British Virgin Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a company duly incorporated under the BVI Business Companies Act, 2004 (as amended) and validly exists as a BVI business company limited by shares in the British Virgin Islands. The Company is in good standing under the laws of the British Virgin Islands.

2.	We hereby confirm that it is our opinion that the statements in the Registration Statement under the caption therein entitled “Material BVI Tax Considerations”, insofar as such statements purport to constitute summaries of British Virgin Islands tax law in connection with the Company or definitive legal conclusions with respect thereto, constitute the opinion of Walkers as to the matters described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as British Virgin Islands counsel to the Company under the caption entitled “Legal Maters” included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under, or admit that we are “experts” within the meaning of, the United States Securities Act of 1933 (as amended) or the rules and regulations promulgated thereunder with respect to (in each such case) any part of the Registration Statement (including this exhibit) or otherwise.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 12 December 2013, Certificate of Incorporation on Change of Name dated 18 December 2013 and Memorandum and Articles of Association (which Memorandum and Articles of Association were registered on [March/April] 2014) (the “Memorandum and Articles of Association”) as obtained by us from the Registry of Corporate Affairs in the British Virgin Islands and the Register of Members and Register of Directors of the Company, copies of which have been provided to us by the Registered Agent of the Company (together the “Company Records”).

2.	A copy of the Certificate of Good Standing dated [Date] [March/April] 2014 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

3.	A copy of the certificate issued by the Registered Agent of the Company in the British Virgin Islands dated [Date] [March/April] 2014 (the “Registered Agent’s Certificate”).

4.	The Registration Statement.

SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed, and the signatures on all documents bearing signatures are genuine. All copies are complete and conform to their originals. All translations (if any) are a true translation of the original document they purport to translate.

2.	The Company Records, the Certificate of Good Standing and the Registered Agent’s Certificate are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded. There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the matters referred to in the Registration Statement or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

3.	The facts and information as set forth in the Registration Statement (other than under the caption therein entitled “Material BVI Tax Considerations”) are complete, true and accurate as at the date of this opinion.

SCHEDULE 3

QUALIFICATION

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to pay the annual filing fees due for the current calendar year, and having regard to any grace periods permitted under the BVI Business Companies Act, 2004 (as amended). To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registrar of Corporate Affairs.